EXHIBIT 10.7

TERRA NOVA MINERALS INC.
837 West Hastings Street, Suite 408
Vancouver, BC V6C 3N6

Private and Confidential

March 19, 2012

Holloman Energy Corporation
333 North Sam Houston Parkway East
Suite 600
Houston, TX 77024
USA

Attention:          Mark Stevenson, President and CEO

Re:           Earn-In Respecting PEL 112 and PEL 444

Dear Sir:

This letter (the “LOI”) sets out our intention to complete a transaction (the “Transaction”) between Terra Nova Minerals Inc. (“Terra Nova”) and Holloman Energy Corporation (“Holloman”) through which Terra Nova will have the right to earn a 55% working interest (the “Farm-In Interest”) in two onshore Petroleum Exploration Licenses (individually a “License” or jointly the  “Licenses”) located on the western flank of the Cooper Basin in the State of South Australia, Australia, namely PEL 112 (comprised of 2,196 square kilometers) and PEL 444 (comprised of 2,358 square kilometers), on the terms and conditions set forth herein. Terra Nova and Holloman are to be known individually as a “Party” and jointly as the “Parties” under this LOI.

The Transaction is expressly subject to:

(a)	a due diligence review by each Party of the other Party, including such other Party’s business, operations, properties and title thereto;

(b)	the negotiation, execution and delivery of a definitive earn-in agreement for the Transaction (the “Definitive Agreement”) among the Parties;

(c)	the approval of the Transaction by the board of directors of each of the Parties;

(d)	the pro-rata working interest participation in the Transaction by Australian-Canadian Oil Royalties Ltd. and Eli Sakhai, each of whom are current owners of a 16.67% interest in the Licenses;

(e)	the approval of the Transaction by the TSX Venture Exchange (the “Exchange”) or any other stock exchange or regulatory body applicable having jurisdiction or authority over either of the Parties.

1.	Non-Refundable Fee and Shares

1.1 On execution of this LOI, Terra Nova shall pay to Holloman an initial, non-refundable fee (the “Fee”) in the amount of USD$100,000, which Fee shall not be repayable or repaid by Holloman to Terra Nova under any circumstances.

1.2 Within ten Business Days of the effective date of the Definitive Agreement, Terra Nova shall issue to Holloman 1,000,000 common shares (the “Shares”) of Terra Nova, it being acknowledged and agreed that such Shares will be subject to a hold period of four months and a day in accordance with the policies of the Exchange and applicable securities laws.

2.	Transaction

2.1      The Parties will only be legally bound to complete the Transaction upon execution of the Definitive Agreement incorporating the terms and conditions of this LOI.  The Parties agree to negotiate the Definitive Agreement in good faith with the goal of executing the Definitive Agreement within 30 days of the date of execution of this LOI.  The Parties further acknowledge that the Definitive Agreement will incorporate the principal terms of the Transaction contemplated herein and will also contain customary provisions typical for transactions and agreements of this type, including but not limited to a standard right of first refusal for any future disposition of an interest by a Party in the Licenses.  The principal terms of the Transaction under which Terra Nova will have the right to earn the Farm-In Interest in each of PEL 112 and PEL 444 are as follows:

1. Seismic Earning Obligations:

(a)
Within 15 days from the execution of this LOI, Terra Nova shall pay into the trust account of Holloman’s solicitors USD$250,000, which, upon execution of the Definitive Agreement, will be transferred to Holloman for its unrestricted use. In the event a Definitive Agreement is not executed between the Parties, such amount will be refunded to Terra Nova;

(b)
Within 15 days from the execution of this LOI, Terra Nova shall pay into the trust account of such solicitors as may be selected by the mutual consent of the Parties AUD$4,000,000 which, upon the execution of the Definitive Agreement, will be used by Terra Nova in the completion of a seismic acquisition program, including work area clearance and seismic interpretation, on both PEL 112 and PEL 444 (the “Initial Seismic Program”). At a minimum, the scope of the Initial Seismic Work Program shall be sufficient to cover the seismic acquisition requirements for both Licenses as set forth in their respective license conditions.  In the event a Definitive Agreement is not executed between the Parties, such amount will be refunded to Terra Nova;

(c)
On or before May 1, 2012, Terra Nova shall pay into the trust account of such solicitors as may be selected by the mutual consent of the Parties, AUD$700,000 for use by Terra Nova to complete the Initial Seismic Program.

The earning obligations listed in Articles 2.1(a) to 2.1(c) are collectively referred to as the “Seismic Earning Obligations”. Seismic data obtained during performance of the Seismic Earning Obligations shall be the property of all Parties to be held in working interest percentages calculated as though Terra Nova had successfully completed its Seismic Earning Obligations and Drilling Obligations.

In the event Terra Nova’s costs to complete the Seismic Earning Obligations is less than the amounts escrowed in Articles 2.1(b) and 2.1(c), such excess escrowed funds shall continue in escrow for use in the pursuit of whatever exploration activities upon the Licenses as may be agreed by the Parties, until June 13, 2013.

Upon final funding of the Seismic Earning Obligations for a License, Holloman agrees to transfer to Terra Nova, and register in its favour, a 20% working interest in such License (the “Seismic Working Interest”). Terra Nova shall hold the Seismic Working Interest on each License in trust and for the sole benefit of Holloman until the seismic program for that License is complete. For greater clarity, the Seismic Working Interest shall be earned by Terra Nova on a License by License basis such that the completion of a seismic program on PEL 444 shall earn Terra Nova its Seismic Working Interest in PEL 444 and completion of a seismic program on PEL 112 shall earn Terra Nova its Seismic Working Interest in PEL 112.

During such period that Terra Nova holds the Seismic Working Interest on either License for the benefit of Holloman, Terra Nova shall indemnify and save harmless Holloman from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by Holloman in connection with any act or omission of Terra Nova in connection with the Licenses.

Earning Obligations - Drilling

(d)
On or before November 1, 2012, Terra Nova shall pay into the trust account of such solicitors as may be selected by the mutual consent of the Parties, AUD$4,500,000, which will be used by Terra Nova to conduct a three (3) well drill program on the Licenses (the “Initial Drilling Program”). Well locations drilled during the Initial Drilling Program shall be selected by Terra Nova except that at a minimum of one well must be drilled on each of the Licenses.  In connection with the Initial Drilling Program, Terra Nova shall solely fund dry-hole costs of the three wells. In the event Initial Drilling Program dry-hole costs exceed an aggregate amount of AUD$4,500,000, such excess cost shall be borne solely by Terra Nova. In the event any well drilled as part of the Initial Drilling Program shall test positively for commercially viable production of oil or gas, Terra Nova shall pay 50% of the total aggregate completion costs respecting such well(s) and the current working interest holders shall pay 50% of the total aggregate completion costs respecting such well(s) in accordance with their respective current working interests.

(e)
At the option of Terra Nova, on or before March 1, 2013, Terra Nova may pay into the trust account of such solicitors as may be selected by the mutual consent of the Parties, AUD$4,500,000, which will be used by Terra Nova to conduct an additional three (3) well drill program on the Licenses (the “Optional Drilling Program”). Well locations drilled during the Optional Drilling Program shall be selected by Terra Nova except that at a minimum of one well must be drilled on each of the Licenses.  In connection with the Optional Drilling Program, Terra Nova shall solely fund (up to an aggregate amount of AUD$4,500,000) dry-hole costs of the three wells. In the event any well drilled as part of the Optional Drilling Program shall test positively for commercially viable production of oil or gas, Terra Nova shall pay 50% of the total aggregate completion costs respecting such well(s) and the current working interest holders shall pay 50% of the total aggregate completion costs respecting such well(s) in accordance with their respective current working interests.

The earning obligations listed in Articles 2.1(d) to 2.1(e) are collectively referred to as the “Drilling Obligations”.

Upon drilling and abandonment or completion of each well constituting the Initial Drilling Program, Terra Nova shall be deemed to have earned an additional 5.8333% working interest (a total 17.5% working interest in the event the entire Initial Drilling Program is completed)  in each of the Licenses (the “Initial Well Working Interests”). Upon completion of the Initial Drilling Program, or in the event Terra Nova fails to complete the Initial Drilling Program on or before June 1, 2013, Holloman agrees to transfer to Terra Nova, and register in its favour a working interest percentage equal to the total of the Initial Well Working Interests earned during the Initial Drilling Program.

Upon drilling and abandonment completion of each well constituting the Optional Drilling Program, Terra Nova shall be deemed to have earned an additional 5.8333% working interest (a 17.5% working interest in the event the entire Optional Drilling Program is completed)  in each of the Licenses (the “Optional Well Working Interests”). Upon completion of the Optional Drilling Program, or in the event Terra Nova fails, or determines not to complete the Optional Drilling Program on or before June 1, 2014, Holloman agrees to transfer to Terra Nova, and register in its favour a working interest percentage equal to the total of the Optional Well Working Interests earned during the Optional Drilling Program.

Holloman shall hold the Initial Well Working Interests and Optional Well Working Interests on each License in trust and for the sole benefit of Terra Nova until the applicable drilling program is completed or terminated. During such period Holloman shall indemnify and save harmless Terra Nova from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by Terra Nova in connection with any act or omission of Holloman in connection with the Licenses.

2.2      Terra Nova, shall act as Operator with respect to all seismic and drilling work contemplated by this LOI.

2.3      Unless specifically agreed otherwise, amounts if any, incurred in relation to the Licenses in excess of the Terra Nova Seismic Earning Obligations and Drilling Obligations during the earning period related to production, seismic work area clearance, the Initial Seismic Program, the Initial Drilling Program and the Optional Drilling Program, shall be borne by Terra Nova and the current working interest holders in accordance with their working interest percentages calculated as though Terra Nova had successfully completed its Seismic Earning Obligations and Drilling Obligations.

2.4      In the event any well drilled in connection with the Initial Drilling Program or Optional Drilling Program is a commercially viable producer of petroleum substances (a “Successful Well”), Terra Nova shall be entitled to a preferential recovery of its dry-hole costs relating to that Successful Well (a “Successful Well Cost Recovery”). Successful Well Cost Recovery payments to Terra Nova shall be calculated as eighty (80%) percent of net revenues accruing to  Holloman’s then working interest in all petroleum substances produced and sold from such Successful Well (“Net Revenues”). Successful Well Cost Recovery payments shall be paid on a Successful Well by Successful Well basis until either:

(a)	Such Successful Well has ceased production and is subsequently abandoned; or

(b)	Terra Nova has recovered its entire dry hole costs related to such Successful Well.

For the purposes of Successful Well Cost Recovery, Net Revenues shall be gross oil and gas sales from a Successful Well net of:

(a)	Permit rentals and maintenance cost,

(b)	Royalties payable to the Australian government, aboriginal peoples and any other third parties,

(c)	Taxes (including current production or severance taxes and prospective taxes but excluding any Petroleum Resource Rent Tax), except any taxes based upon the Company’s net income,

(d)	Successful Well operating and transportation expenses,

(e)	The costs of replacing or repairing any equipment related to the Successful Well,

(f)	Environmental remedial and land restoration costs, and

(g)	All regulatory compliance costs related to the Successful Well.

Net Revenue shall not, in any event, be calculated upon any oil, gas, casinghead gas or other hydrocarbon substances used for operating, development or production purposes upon the permits or unavoidably lost; and no Net Revenue shall be calculated upon gas used for repressuring or recycling operations or pressure maintenance operations benefiting the permits.

2.5      The Parties shall negotiate the terms and conditions of the Definitive Agreement and, in good faith determine the structure that would be most beneficial to each of the Parties, taking into account various securities, tax and operating considerations.

2.6      Subsequent to the execution of the Definitive Agreement, Holloman may nominate a mutually acceptable candidate for a seat on the board of directors of Terra Nova which upon qualification by the current members of the Terra Nova board and approval of the Exchange shall be appointed to hold office until successors are elected. It is expected that the candidate shall have the experience and qualifications required to act as a public company director.

3.	Confidentiality

3.1      Each Party acknowledges that it will be providing to the other information that is non-public, confidential, and proprietary in nature and agrees (along with its affiliates, representatives, agents and employees) to keep such information confidential and will not, except as otherwise provided below, disclose such information or use such information for any purpose other than for the evaluation and consummation of the Transaction.  This section 3.1 will not apply to information that:

(a)	becomes generally available to the public absent any breach of section 3.1;

(b)	was available on a non-confidential basis to a Party prior to its disclosure pursuant to this LOI; or

(c)	becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

3.2      Each Party agrees that it will not make any public disclosure of the existence of this LOI or of any of its terms without first advising the other Party and obtaining consent of such other Party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the Party contemplating disclosure will inform the other Party of the form and content of such disclosure.

3.3      The Parties agree that immediately upon any discontinuance of activities by either Party which result in the Transaction not being consummated, it will forthwith return to the other all confidential information of such other Party, if requested to do so.

4.	Access

3. 4.1                       Prior to the execution of the Definitive Agreement, each of the Parties and its representatives will provide the other party with:

(a)	such information (including copies of documents) as either Party may reasonably request; and

(b)	access to its financial records, geological data, claim information, facilities and personnel as the other Party may reasonably request.

5.	Consents and Approvals

5.1      The Transaction will be conditional upon each of the Parties obtaining all required consents and approvals required for the Transaction as set forth in this LOI.

6.	Expenses

6.1      Except as may be set forth in this LOI, each of the Parties will bear its own respective costs and expenses associated with the Transaction.

7.	Right to Terminate

7.1      This LOI may be terminated by either Party:

(a)	if the Definitive Agreement is not executed within a reasonable period which shall not be less than 60 days from the execution of this LOI, unless such time period is extended by the Parties;

(b)	if Terra Nova determines, acting reasonably, that the Transaction is not in its best interests; or

(c)	if Holloman determines, acting reasonably, that the Transaction is not in its best interests.

8.	Binding Effect

8.1      Except for section 1.1 (Non-Refundable Fee and Shares), section 3 (Confidentiality), section 4 (Access), section 6 (Expenses) and section 9 (Reasonable Commercial Efforts and Good Faith), which are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this LOI as against the Parties and that the legal obligations and the liabilities of the Parties will arise only upon the duly authorized execution and delivery of the Definitive Agreement.

8.2      Each of the Parties acknowledge and agree that adequate consideration (the receipt and sufficiency of which is hereby acknowledged) was received by it for the binding obligations contained herein.

9.	Reasonable Commercial Efforts and Good Faith

9.1      The Parties will use their reasonable commercial efforts and good faith to negotiate the terms of the Definitive Agreement and consummate the Transaction as soon as is practicable after the execution of this LOI.

10.	Notices

10.1      Any notice, consent, waiver, direction or other communication required or permitted to be given under this LOI by a Party hereto will be in writing and will be delivered to the Party to which the notice is to be given at the address set forth above or sent by facsimile to the number set forth above or to such other address or facsimile number as will be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day (as such term is defined below) or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Calgary time) at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.  For the purposes of this LOI, “Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta.

10.2                         Any Party hereto may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

11.	General

11.1      The headings of this LOI are for convenience only, do not form a part of this LOI and are not intended to interpret, define or limit the scope, extent or intent of this LOI or any of its provisions.

11.2      The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this LOI as a whole and not to any particular part, clause, subclause or other subdivision or schedule.

11.3      A provision of this LOI must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the LOI or the inclusion of the provision in the LOI.

11.4      This LOI and the Schedules attached hereto, if any, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties or their respective representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the Parties to be bound thereby.

11.5      Except as otherwise provided herein, all dollar amounts referred to in this LOI are expressed in Australian dollars.

11.6      This LOI is private to Terra Nova and Holloman and may not be assigned.

11.7      This LOI may be executed in several counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

11.8 The binding obligations of this LOI are and will be deemed to be made in the Province of Alberta for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Alberta and the federal laws of Canada applicable therein.

11.9      Each person signing this LOI as an authorized officer of a Party hereto hereby represents and warrants that he is duly authorized to sign the LOI for that Party and that the LOI will, upon having been so executed, be binding on that party in accordance with its terms.

If the foregoing reflects your understanding of the Transaction and if you are in agreement with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this LOI and returning the same to Terra Nova by March 25, 2012.

Yours truly,

TERRA NOVA MINERALS INC.

Per:	/s/ NORMAN MACKENZIE
Norman Mackenzie, Chief Executive Officer

ACKNOWLEDGED AND AGREED TO this 19th day of March, 2012.

HOLLOMAN ENERGY CORPORATION

Per:	/s/ MARK STEVENSON
Mark Stevenson, President & CEO

TERRA NOVA MINERALS INC.
837 West Hastings Street, Suite 408
Vancouver, BC V6C 3N6

Private and Confidential

March 23, 2012

Holloman Energy Corporation
333 North Sam Houston Parkway East
Suite 600
Houston, TX 77024
USA

Attention:           Robert Wesolek, Chief Financial Officer

Re:           Amendment to Letter of Intent dated March 19, 2012

Dear Sir:

Reference is made to the letter of intent dated March 19, 2012 between Terra Nova Minerals Inc. and Holloman Energy Corporation (the “Letter of Intent”). Unless otherwise defined herein, capitalized terms used in this amending letter shall have the same meanings given to them in the Letter of Intent. The purpose of this letter is to amend the Letter of Intent by changing the timeframe within which certain payments must be made by Terra Nova Minerals Inc.

In this regard, the parties hereto agree that the Letter of Intent shall be amended as follows:

1.
the words “Within 15 days from the execution of this LOI,” contained in paragraph 2.1(a) are hereby deleted in their entirety and replaced with the words “Within 15 days from approval of the LOI by the Exchange (as evidenced by the release of the associated press disclosures),”; and

2.
the words “Within 15 days from the execution of this LOI,” contained in paragraph 2.1(b) are hereby deleted in their entirety and replaced with the words “Within 15 days from approval of the LOI by the Exchange (as evidenced by the release of the associated press disclosures),”.

This amending letter may be signed in counterpart and by facsimile or other electronic means.

If you find the foregoing to be satisfactory and if you are in agreement with the terms and conditions of the proposal herein, please so acknowledge by executing an original of this amending letter and returning the same to Terra Nova by March 25, 2012. Upon acceptance, this amending letter will constitute an amendment to the Letter of Intent.

Yours truly,

TERRA NOVA MINERALS INC.

Per:	/s/ NORMAN MACKENZIE
Norman Mackenzie, Chief Executive Officer

ACKNOWLEDGED AND AGREED TO this 23rd day of March, 2012.

HOLLOMAN ENERGY CORPORATION

Per:	/s/ ROBERT WESOLEK
Robert Wesolek, Chief Financial Officer